ASANTE ANNOUNCES PRIVATE PLACEMENT INVESTMENT OF $1.5M TO
                    ROLL OUT NEW INTRACORE(TM) PRODUCT FAMILY

                   Investor to Purchase 500,000 Common Shares

SAN JOSE, Calif., March 22, 2000 - Asante Technologies, Inc. (NASDAQ: ASNT.OB) announced today it has completed a definitive agreement with Delta International Holding, Ltd. and its family of Companies for the purchase of 500,000 common shares in exchange for $1.5 million dollars, or $3.00 per share. The investment was planned as a concerted effort to coincide with the shipment of Asante's first enterprise Gigabit Ethernet switches.

The proceeds from this investment will be used to expand operations in support of the Company's newly introduced IntraCore family of high-performance, enterprise-level, Gigabit Ethernet switches, and to provide additional reserves for the Company. On March 21, the company announced the shipment of the IntraCore 8000 and IntraCore 9000, the first two members of this family.

"We recently began shipping the first products in our new line of IntraCore multi-service Gigabit Ethernet switches, which is the most important development in Asante's history," commented Wilson Wong, CEO of Asante. "This investment will help us to fund our expansion of marketing, sales and service operations as well as the ongoing development of new members of the IntraCore product family."

Asante has developed the IntraCore Architecture specifically to address the demand for multi-service networks for the Internet age. In addition to data, the architecture supports voice, graphics and video streams for emerging, time-critical applications. Taking advantage of advanced ASICs and innovative design, the IntraCore architecture supports Layer 3 wire-speed routing and robust Quality of Service (QoS) in the application layer. It is also highly scaleable and standards-based, thus providing multi-vendor interoperability, and a smooth migration path from current systems. The new IntraCore family of products target multi-service applications in educational institutions, enterprise and service provider environments.

About Asante

Founded in 1988, Asante Technologies is a leading provider of high-performance networking solutions for the small office/home office (SOHO), educational institutions, and enterprises. The Company's SOHO products provide hardware and software solutions to simplify networking and Internet access for mobile, small and home office professionals. The Company's managed network products are known for their elegant design, reliability and ease of use. For additional information, call 800/662-9686 for SOHO products, 800/303-9121 for IntraCore products, or 408/435-8388 or visit http://www.asante.com/.

                                       ###

This press release, other than the historical financial information, may consist of forward-looking statements that involve risks and uncertainties, including quarterly fluctuations in results, the timely availability of new products, the impact of competitive products and pricing, ability to attract and retain qualified personnel, competition, technological change, and the other risks detailed from time to time in the Company's SEC reports, including the Company's report on Form 10-Q for the quarter ended January 1, 2000, and the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 1999.